EXHIBIT 3.1

WELLS TIMBERLAND REIT, INC.

SIXTH ARTICLES OF AMENDMENT AND RESTATEMENT
FIRST: Wells Timberland REIT, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.
SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:
ARTICLE I
NAME
The name of the corporation (which is hereinafter called the “Corporation”) is Wells Timberland REIT, Inc.
ARTICLE II
PURPOSES AND POWERS
The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
ARTICLE III
PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name and address of the resident agent of the Corporation are The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.
ARTICLE IV
DEFINITIONS
As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:

Aggregate Share Ownership Limit. The term “Aggregate Share Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding Shares, or such other percentage determined by the Board of Directors in accordance with Section 6.1.8 of the Charter.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
Board or Board of Directors. The term “Board” or “Board of Directors” shall mean the Board of Directors of the Corporation.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Bylaws. The term “Bylaws” shall mean the Bylaws of the Corporation, as amended from time to time.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 6.2.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 6.2.1.

Charitable Trustee. The term “Charitable Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as Trustee of the Charitable Trust.

Charter. The term “Charter” shall mean the charter of the Corporation.

Code. The term “Code” shall have the meaning as provided in Article II herein.

Common Share Ownership Limit. The term “Common Share Ownership Limit” shall mean 9.8% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Board of Directors in accordance with Section 6.1.8 of the Charter.

Common Shares. The term “Common Shares” shall have the meaning as provided in Section 5.1 herein.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Corporation. The term “Corporation” shall have the meaning as provided in Article I herein.

Director. The term “Director” shall have the meaning as provided in Section 7.1 herein.

Distributions. The term “Distributions” shall mean any distributions (as such term is defined in Section 2-301 of the MGCL), pursuant to Section 5.5 hereof, by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

Excepted Holder. The term “Excepted Holder” shall mean a Stockholder for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 6.1.7.
Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.1.7 and subject to adjustment pursuant to Section 6.1.8, the percentage limit established by the Board of Directors pursuant to Section 6.1.7.

Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

Extension Amendment. The term “Extension Amendment” shall have the meaning as provided in Article IX herein.

Independent Director. Until such time as the Common Shares are Listed, the term “Independent Director” shall mean a Director who satisfies the independence requirements under the rules and regulations of the NYSE as in effect from time to time. Upon a Listing, the term “Independent Director” shall mean a Director who satisfies the independence requirements under the rules and regulations of the national securities exchange on which the Common Shares are Listed.

Initial Date. The term “Initial Date” shall mean the date on which the Fourth Articles of Amendment of the Corporation were accepted for record by the SDAT; provided, however, that, following any Restriction Termination Date, the term “Initial Date” shall mean the date on which the Corporation files, and the SDAT accepts for record, a Certificate of Notice setting forth the determination of the Board of Directors that it is in the best interests of the Corporation to attempt to qualify or requalify as a REIT.

Listing. The term “Listing” shall mean that the Common Shares have been approved for trading on a national securities exchange. Upon such Listing, the Common Shares shall be deemed Listed.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined in good faith by the Board of Directors.

MGCL. The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.

Net Assets. The term “Net Assets” shall mean the total assets of the Corporation (other than intangibles) at cost, before deducting depreciation, reserves for bad debts or other non-cash reserves, less total liabilities, calculated quarterly by the Corporation on a basis consistently applied.

Non-Compliant Tender Offer. The term “Non-Compliant Tender Offer” shall have the meaning as provided in Section 7.9 herein.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

Offering. The term “Offering” shall mean any offering and sale of Shares.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.
Plan of Liquidation. The term “Plan of Liquidation” shall have the meaning as provided in Article IX herein.
Preferred Shares. The term “Preferred Shares” shall have the meaning as provided in Section 5.1 herein.
Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 6.1.1, would Beneficially Own or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a real estate investment trust under the REIT Provisions of the Code.

REIT Provisions of the Code. The term “REIT Provisions of the Code” shall mean Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after any Initial Date on which the Corporation files, and the SDAT accepts for record, a Certificate of Notice setting forth the determination of the Board of Directors that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.

SDAT. The term “SDAT” shall have the meaning as provided in Section 5.4 herein.

Shares. The term “Shares” shall mean shares of stock of the Corporation of any class or series, including Common Shares or Preferred Shares.

Stockholders. The term “Stockholders” shall mean the holders of record of the Shares as maintained in the books and records of the Corporation or its transfer agent.

Tendered Shares. The term “Tendered Shares” shall have the meaning as provided in Section 7.9 herein.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive dividends on Shares, or any agreement to take any such actions or cause any such events, of Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

ARTICLE V
STOCK

Section 5.1    Authorized Shares. The Corporation has authority to issue 1,000,000,000 Shares, consisting of 900,000,000 shares of Common Stock, $.01 par value per share (“Common Shares”), and 100,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Shares”). The aggregate par value of all authorized Shares having par value is $10,000,000. If Shares of one class are classified or reclassified into Shares of another class pursuant to this Article V, the number of authorized Shares of the former class shall be automatically decreased and the number of Shares of the latter class shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue.
Section 5.2    Common Shares.
Section 5.2.1    Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any series of Preferred Shares.
Section 5.2.2    Description. Subject to the provisions of Article VI and except as may otherwise be specified in the Charter, each Common Share shall entitle the holder thereof to one vote per share on all matters upon which Stockholders are entitled to vote. The Board may classify or reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.
Section 5.2.3    Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Corporation, the aggregate assets available for distribution to holders of the Common Shares shall be determined in accordance with applicable law. Each holder of Common Shares of a particular class shall be entitled to receive, ratably with each other holder of Common Shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding Common Shares of such class held by such holder bears to the total number of outstanding Common Shares of such class then outstanding.
Section 5.2.4    Voting Rights. Except as may be provided otherwise in the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders.
Section 5.3    Preferred Shares. The Board may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, into one or more classes or series of Shares.
Section 5.4    Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other charter document.
Section 5.5    Dividends and Distributions. The Board of Directors may from time to time authorize the Corporation to declare and pay to Stockholders such dividends or other Distributions, in cash or other assets of the Corporation or in securities of the Corporation, including in Shares of one class payable to holders of Shares of another class, or from any other source as the Board of Directors in its discretion shall determine. The Board of Directors shall endeavor to authorize the Corporation to declare and pay such dividends and other Distributions as shall be necessary for the Corporation to qualify as a REIT under the Code; however, Stockholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Corporation. The exercise of the powers and rights of the Board of Directors pursuant to this Section 5.5 shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other Distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.
Section 5.6    Charter and Bylaws. The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws.
Section 5.7    Issuance of Shares Without Certificates. The Board may authorize the issuance of Shares without certificates. The Corporation shall continue to treat the holder of uncertificated Shares registered on its stock ledger as the owner of the Shares noted therein until the new owner delivers a properly executed form provided by the Corporation for that purpose.
ARTICLE VI
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
Section 6.1 Shares.
Section 6.1.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 6.3:
(a)    Basic Restrictions.
(i)    (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.
(ii)    No Person shall Beneficially or Constructively Own Shares to the extent that such Beneficial or Constructive Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
(iii)    Any Transfer of Shares that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.
(b)    Transfer in Trust. If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 6.1.1(a)(i) or (ii),
(i)    then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 6.1.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 6.2, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or
(ii)    if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.1.1(a)(i) or (ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 6.1.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.
To the extent that, upon a transfer of Shares pursuant to this Section 6.1.1(b), a violation of any provision of this Article VI would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 stockholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VI.
Section 6.1.2 Remedies for Breach. If the Board of Directors or its designee (including any duly authorized committee of the Board) shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 6.1.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Shares in violation of Section 6.1.1 (whether or not such violation is intended), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 6.1.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or its designee.
Section 6.1.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 6.1.1(a), or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 6.1.1(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.
Section 6.1.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:
(a)    every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares and other Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit, the Common Share Ownership Limit and the other restrictions set forth herein; and
(b)    each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the stockholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
Section 6.1.5 Remedies Not Limited. Subject to Section 7.2 hereof, nothing contained in this Section 6.1 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.
Section 6.1.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 6.1, Section 6.2 or any definition contained in Article IV, the Board of Directors shall have the power to determine the application of the provisions of this Section 6.1 or Section 6.2 with respect to any situation based on the facts known to it. In the event Sections 6.1 or 6.2 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article IV or Sections 6.1 or 6.2. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.1.2) acquired Beneficial or Constructive Ownership of Shares in violation of Section 6.1.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

Section 6.1.7 Exceptions.
(a)    Subject to Section 6.1.1(a)(ii), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if such Person agrees that any violation or attempted violation of Section 6.1.1(a)(ii) or Section 6.1.1(a)(iii) or any representations or undertakings on which the Board has conditioned such exemption or Excepted Holder Limit (or other action which is contrary to the restrictions contained in Sections 6.1.1 through 6.1.6) will result in such Shares being automatically transferred to a Charitable Trust in accordance with Sections 6.1.1(b) and 6.2.
(b)    Prior to granting any exception pursuant to Section 6.1.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
(c)    Subject to Section 6.1.1(a)(ii), an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.
(d)    The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. The Board of Directors may reduce an Excepted Holder’s Excepted Holder Limit to the actual amount of such Excepted Holder’s Beneficial or Constructive Ownership; provided however, that no Excepted Holder Limit, with respect to the Common Share Ownership Limit, shall be reduced to a percentage that is less than the Common Share Ownership Limit, and no Excepted Holder Limit, with respect to the Aggregate Share Ownership Limit, shall be reduced to a percentage that is less than the Aggregate Share Ownership Limit.
Section 6.1.8 Increase or Decrease in Aggregate Share Ownership and Common Share Ownership Limits. Subject to Section 6.1.2(a)(ii), the Board of Directors may from time to time increase the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons; provided, however, that the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit will not be effective for any Person whose percentage ownership in Shares is in excess of such decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit until such time as such Person’s percentage of Shares equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Common Share Ownership Limit and/or Aggregate Share Ownership Limit and, provided further, that the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would not allow five or fewer individuals to Beneficially Own more than 49.9% in value of the outstanding Shares.
Section 6.1.9 Legend. Any certificate representing Shares shall bear substantially the following legend:
The Shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Charter, (i) no Person may Beneficially or Constructively Own Common Shares in excess of 9.8% (in value or number of Common Shares) of the outstanding Common Shares unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Shares in excess of 9.8% of the value of the total outstanding Shares of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Shares that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares which cause or will cause a Person to

Beneficially or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Corporation in writing (or, in the case of an attempted transaction, give at least 15 days prior written notice). If any of the restrictions on transfer or ownership as set forth in (i), (ii) or (iii) above are violated, the Shares represented hereby will be automatically transferred to a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem Shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described in (i), (ii) or (iii) above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.
Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge. In the case of uncertificated Shares, the Corporation will send the holder of such Shares, on request and without charge, a written statement of the information otherwise required on certificates.
Section 6.2 Transfer of Shares in Trust.
Section 6.2.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 6.1.1(b) that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 6.1.1(b). The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.2.6.
Section 6.2.2 Status of Shares Held by the Charitable Trustee. Shares held by the Charitable Trustee shall continue to be issued and outstanding. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other Distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.
Section 6.2.3 Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other Distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other Distribution paid prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee shall be paid by the recipient of such dividend or other Distribution to the Charitable Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or other Distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that Shares have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.
Section 6.2.4 Sale of Shares by Charitable Trustee. Within 20 days of receiving notice from the Corporation that Shares have been transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 6.1.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.2.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.2.3 of this Article VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.2.4, such excess shall be paid to the Charitable Trustee upon demand.
Section 6.2.5 Purchase Right in Shares Transferred to the Charitable Trustee. Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions that has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.2.3 of this Article VI. The Corporation may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 6.2.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.
Section 6.2.6 Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 6.1.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Section 6.3 NYSE Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.
Section 6.4 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.
Section 6.5 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
ARTICLE VII
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
Section 7.1    Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of Directors of the Corporation (the “Directors”) shall be five, which number may be increased or decreased from time to time pursuant to the Bylaws, but shall never be less than the minimum number required by the MGCL. A majority of the Board will be Independent Directors except for a period of up to 60 days after the death, removal or resignation of an Independent Director pending the election of such Independent Director’s successor. The names of the Directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Donald S. Moss
Willis J. Potts, Jr.
Leo F. Wells, III
Douglas P. Williams
Henry G. Zigtema
The Corporation elects to make the election provided for under Section 3-804(c) of the MGCL that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Shares, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

Section 7.2    REIT Qualification. If the Corporation elects to qualify or requalify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification.

Section 7.3    Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other Distributions on Shares; the amount of paid‑in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications or terms or conditions of redemption of any class or series of Shares) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any Shares; the number of Shares of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors; provided, however, that any determination by the Board of Directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Directors shall be liable for making or failing to make such a determination.

Section 7.4    Limitation of Director and Officer Liability; Indemnification.
(a)    To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no Director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages. Neither the amendment nor repeal of this Section 7.4(a), nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 7.4(a), shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
(b)    To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by this Section 7.4 shall vest immediately upon election of a Director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in this Section 7.4 shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.
Section 7.5    Express Exculpatory Clauses in Instruments. Neither the Stockholders nor the Directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being Stockholders, Directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

Section 7.6    Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of Shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.
Section 7.7    Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.
Section 7.8    Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares pursuant to Section 5.4 or as may otherwise be provided by contract approved by the Board of Directors, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security of the Corporation which it may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.
Section 7.9    Tender Offers. If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding Shares; provided, however, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the Securities and Exchange Commission. In addition, any such Person must provide notice to the Corporation at least ten business days prior to initiating any such tender offer. If any Person initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”), the Corporation, in its sole discretion, shall have the right to redeem such non-compliant Person’s Shares and any Shares acquired in such tender offer (collectively, the “Tendered Shares”) at the lesser of (i) the price then being paid per Common Share purchased in the Corporation’s latest Offering at full purchase price (not discounted for commission reductions or for reductions in sale price permitted pursuant to any Distribution reinvestment plan that the Board may establish), (ii) the fair market value of the Shares as determined by an independent valuation obtained by the Corporation or (iii) the lowest tender offer price offered in such Non-Compliant Tender Offer. The Corporation may purchase such Tendered Shares upon delivery of the purchase price to the Person initiating such Non-Compliant Tender Offer and, upon such delivery, the Corporation may instruct any transfer agent to transfer such purchased Shares to the Corporation. In addition, any Person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this Section 7.9, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer and expenses incurred in connection with any purchase of Tendered Shares by the Corporation. The Corporation maintains the right to offset any such expenses against the dollar amount to be paid by the Corporation for the purchase of Tendered Shares pursuant to this Section 7.9. In addition to the remedies provided herein, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section 7.9 shall be of no force or effect with respect to any Shares that are then Listed.
ARTICLE VIII

AMENDMENTS
The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation.
ARTICLE IX
DURATION
In the event that Listing does not occur on or before August 11, 2018, then the Board of Directors must either (a) adopt a resolution that sets forth a proposed amendment to the Charter extending or eliminating this deadline (the “Extension Amendment”), declare that the Extension Amendment is advisable and direct that the proposed Extension Amendment be submitted for consideration at either an annual or special meeting of the Stockholders, or (b) adopt a resolution that declares that a proposed liquidation of the Corporation is advisable on substantially the terms and conditions set forth in, or referred to, in the resolution (the “Plan of Liquidation”). If the Board of Directors seeks the Extension Amendment as described above and the Stockholders do not approve such amendment, then the Board of Directors shall adopt a Plan of Liquidation and commence an orderly liquidation of the assets of the Corporation pursuant to such Plan of Liquidation. In the event that Listing occurs on or before August 11, 2018, the Corporation shall continue perpetually unless dissolved pursuant to any applicable provision of the MGCL.
ARTICLE X
SERIES A PREFERRED STOCK
Section 10.1    Number of Shares and Designation. This series of Preferred Shares shall be designated as Series A Preferred Stock and the number of shares which shall constitute such series shall be 35,000 shares, par value $0.01 per share, which number may be decreased (but not below the aggregate number thereof then outstanding and/or which have been reserved for issuance) from time to time by the Board of Directors and is hereafter in this Article X called the “Series A Preferred Stock.” Each share of Series A Preferred Stock shall be identical in all respects to each other share of Series A Preferred Stock.
Section 10.2    Dividends.
Section 10.2.1     Accrual of Dividends. From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of Eight and One-Half Percent (8.5%) of the Series A Issue Price (as defined below), shall accrue daily on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization or action with respect to or affecting the Series A Preferred Stock) (the “Series A Accruing Dividends”). The “Series A Issue Price” shall mean $1,000.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.
Section 10.2.2     Payment of Dividends. Series A Accruing Dividends shall be payable, when, as and if authorized by the Board of Directors and declared by the Corporation, in arrears, on September 30, 2010 and on each subsequent anniversary of September 30, 2010 (each, a “Series A Dividend Payment Date”) to the holders of record of the Series A Preferred Stock, as they appear on the stock records of the Corporation on the relevant record date. The first dividend period shall begin on the date of issuance of the Series A Preferred Stock and end on the day immediately preceding September 30, 2010, and each subsequent dividend period shall begin on the last Series A Dividend Payment Date and end on the day immediately preceding the next Series A Dividend Payment Date (each such period, a “Series A Dividend Period”); provided, that the Board of Directors shall have the right to authorize a dividend payable for a period less than a calendar year, and the Series A Dividend Payment Date for such lesser period shall be the date authorized by the Board of Directors and declared by the Corporation and the subsequent dividend period shall begin on such Series A Dividend Payment Date and end on the day immediately preceding the next scheduled Series A Dividend Payment Date. Accumulated, accrued and unpaid dividends for any past Series A Dividend Periods may be authorized by the Board of Directors and paid at any time, without reference to any regular Series A Dividend Payment Date, to holders of record as of such record date as may be fixed by the Board of Directors. Accrued but unpaid dividends on the Series A Preferred Stock shall accumulate on each Series A Dividend Payment Date. Except as set forth in this Section 10.2, Section 10.3.1 and Section 10.6, the Corporation shall be under no obligation to pay Series A Accruing Dividends.
Section 10.2.3     Dividends on Common Stock. Notwithstanding any other provision of this Section 10.2, the Board of Directors may authorize and the Corporation may declare and pay such dividends and distributions on Common Shares from time to time out of any funds legally available therefor, and the holders of the Series A Preferred Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.
Section 10.3    Liquidation, Dissolution or Winding Up.
Section 10.3.1     Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any series of Preferred Shares ranking on liquidation on a parity with the Series A Preferred Stock), and before any payment shall be made to the holders of Common Shares or any other class or series of capital stock ranking on liquidation junior to the Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to the Series A Issue Price, plus an amount equal to any Series A Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and any series of Preferred Shares ranking on liquidation on a parity with the Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 16.3.1, the holders of shares of Series A Preferred Stock and any series of Preferred Shares ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock shall not be added to the Corporation’s total liabilities.
Section 10.3.2     Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock and any other series of Preferred Shares ranking, as to liquidation, senior to the Common Shares, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of Common Shares, pro rata based on the number of shares held by each such holder.
Section 10.4    Voting.
Section 10.4.1     General. Except as set forth in this Article X or elsewhere in the Charter, the holders of the Series A Preferred Stock shall not have any voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.
Section 10.4.2     Series A Preferred Stock Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, and shall not permit any subsidiary to, do any of the following without (in addition to any other vote required by law or the Charter) the written consent or affirmative vote of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:
(a)    create, or authorize the creation of, or issue, grant or obligate itself to issue or grant, by reclassification or otherwise, shares of any class or series of capital stock senior to the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock, regardless of whether any such creation, authorization, issuance or increase shall be by means of a resolution of the Board of Directors, Articles Supplementary, Articles of Amendment to the Charter, merger, consolidation, reclassification or otherwise;
(b)    amend, alter or repeal any provision of the Charter of the Corporation which would impair, circumvent or adversely affect the rights, preferences or privileges of the Series A Preferred Stock; or
(c)    amend the provisions of this Section 10.4.
Section 10.4.3     Votes Per Share of Series A Preferred Stock. For purposes of the foregoing provisions and all other voting rights under this Article X, each share of Series A Preferred Stock shall have one vote per share.

Section 10.4.4     No Vote on Redemption. Nothing contained in this Section 10.4 shall require a vote of the holders of the Series A Preferred Stock in connection with the redemption, purchase or other acquisition by the Corporation of shares of stock of the Corporation not in violation of this Article X.
Section 10.5    Conversion. Holders of Series A Preferred Stock shall not have the right to convert all or any portion of such shares into Common Shares or any other class or series of Preferred Shares.
Section 10.6    Redemption.
Section 10.6.1     Redemption. The Corporation shall have the right to redeem, from time to time, on one or more dates fixed by the Corporation (each, a “Series A Redemption Date”), and out of funds legally available therefor, all or any portion of the shares of Series A Preferred Stock at a price equal to the Series A Issue Price per share, plus all Series A Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series A Redemption Price”). In the event that less than all outstanding shares of Series A Preferred Stock are to be redeemed, such shares shall be redeemed from all holders of Series A Preferred Stock on a pro rata basis.
Section 10.6.2     Redemption Notice. Written notice of the redemption (the “Series A Redemption Notice”) shall be sent to each holder of record of Series A Preferred Stock not less than 10 nor more than 30 days prior to the Series A Redemption Date. The Series A Redemption Notice shall state:
(a)    the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Series A Redemption Date specified in the Series A Redemption Notice; and
(b)    the Series A Redemption Date and the Series A Redemption Price.
Section 10.6.3     Payment. On the Series A Redemption Date, the Series A Redemption Price for such shares shall be payable to the order of the person whose name appears as the holder of such shares in the stock records of the Corporation. In the event less than all of the shares of Series A Preferred Stock held by a holder are redeemed, the Corporation shall enter into its stock records that such holder holds the number of unredeemed shares of Series A Preferred Stock.
Section 10.6.4     Rights Subsequent to Redemption. If the Series A Redemption Notice shall have been duly given, and if on the Series A Redemption Date the Series A Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Series A Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after the Series A Redemption Date and all rights with respect to such shares shall forthwith after the Series A Redemption Date terminate, except only the right of the holders to receive the Series A Redemption Price.
Section 10.7    Redeemed or Otherwise Reacquired Shares. All Series A Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued Preferred Shares, without designation as to class or series, and subject to applicable limitations set forth in the Charter may thereafter be reissued as shares of any series of Preferred Shares; provided that no reacquired shares of Series A Preferred Stock shall be reissued as Series A Preferred Stock so long as any shares of Series A Preferred Stock remain issued and outstanding.
Section 10.8    No Impairment. The Corporation shall not, by amendment of its Charter (by merger, consolidation or otherwise) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or otherwise, or by agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Corporation under its Charter, but shall at all times in good faith assist in the carrying out of all the provisions set forth in its Charter and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the shares of Series A Preferred Stock against impairment. Without limitation of the foregoing, the Corporation shall take such action as shall be necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the shares of Series A Preferred Stock under the circumstances contemplated herein. Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation under the Charter with respect to the shares of Series A Preferred Stock.
Section 10.9    Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least sixty percent (60%) of the shares of Series A Preferred Stock then outstanding.
Section 10.10    Notices. Any notice required or permitted herein to be given to a holder of shares of Series A

Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the MGCL, and shall be deemed sent upon such mailing or electronic transmission.
ARTICLE XI
SERIES B PREFERRED STOCK
Section 11.1    Number of Shares and Designation. This series of Preferred Shares shall be designated as Series B Preferred Stock and the number of shares which shall constitute such series shall be 15,000 shares, par value $0.01 per share, which number may be decreased (but not below the aggregate number thereof then outstanding and/or which have been reserved for issuance) from time to time by the Board of Directors and is hereafter in this Article XI called the “Series B Preferred Stock.” Each share of Series B Preferred Stock shall be identical in all respects to each other share of Series B Preferred Stock. With respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, the Series B Preferred Stock shall rank on a parity with any class or series of the equity securities of the Corporation if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the holders of the Series B Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Stock”), which Parity Stock shall expressly include the Series A Preferred Stock.
Section 11.2    Dividends.
Section 11.2.1     Accrual of Dividends. From and after the date of the issuance of any shares of Series B Preferred Stock, dividends at the rate per annum of Eight and One-Half Percent (8.5%) of the Series B Issue Price (as defined below), shall accrue daily on such shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization or action with respect to or affecting the Series B Preferred Stock) (the “Series B Accruing Dividends”). The “Series B Issue Price” shall mean $1,000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.
Section 11.2.2     Payment of Dividends. Series B Accruing Dividends shall be payable, when, as and if authorized by the Board of Directors and declared by the Corporation, in arrears, on September 30, 2010 and on each subsequent anniversary of September 30, 2010 (each, a “Series B Dividend Payment Date”) to the holders of record of the Series B Preferred Stock, as they appear on the stock records of the Corporation on the relevant record date. The first dividend period shall begin on the date of issuance of the Series B Preferred Stock and end on the day immediately preceding September 30, 2010, and each subsequent dividend period shall begin on the last Series B Dividend Payment Date and end on the day immediately preceding the next Series B Dividend Payment Date (each such period, a “Series B Dividend Period”); provided, that the Board of Directors shall have the right to authorize a dividend payable for a period less than a calendar year, and the Series B Dividend Payment Date for such lesser period shall be the date authorized by the Board of Directors and declared by the Corporation and the subsequent dividend period shall begin on such Series B Dividend Payment Date and end on the day immediately preceding the next scheduled Series B Dividend Payment Date. Accumulated, accrued and unpaid dividends for any past Series B Dividend Periods may be authorized by the Board of Directors and paid at any time, without reference to any regular Series B Dividend Payment Date, to holders of record as of such record date as may be fixed by the Board of Directors. Accrued but unpaid dividends on the Series B Preferred Stock shall accumulate on each Series B Dividend Payment Date. Except as set forth in this Section 11.2, Section 11.3.1 and Section 11.6, the Corporation shall be under no obligation to pay Series B Accruing Dividends.
Section 11.2.3     Dividends on Common Stock. Notwithstanding any other provision of this Section 11.2, the Board of Directors may authorize and the Corporation may declare and pay such dividends and distributions on Common Shares from time to time out of any funds legally available therefor, and the holders of the Series B Preferred Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.
Section 11.2.4     Dividends on Parity Stock. So long as any of the shares of Series B Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation, in each case with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid on the Series B Preferred Stock, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, in each case for all Series B Dividend Periods terminating on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such class or series of Parity Stock. When dividends on the Series B Preferred Stock and any class or series of Parity Stock are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Series B Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series B Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).
Section 11.3    Liquidation, Dissolution or Winding Up.
Section 11.3.1     Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any Parity Stock), and before any payment shall be made to the holders of Common Shares or any other class or series of capital stock ranking on liquidation junior to the Series B Preferred Stock by reason of their ownership thereof, an amount per share equal to the Series B Issue Price, plus an amount equal to any Series B Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock and any Parity Stock the full amount to which they shall be entitled under this Subsection 17.3.1, the holders of shares of Series B Preferred Stock and any Parity Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series B Preferred Stock shall not be added to the Corporation’s total liabilities.
Section 11.3.2     Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred Stock and any other series of Preferred Shares ranking, as to liquidation, senior to the Common Shares, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of Common Shares, pro rata based on the number of shares held by each such holder.
Section 11.4    Voting.
Section 11.4.1     General. Except as set forth in this Article XI or elsewhere in the Charter, the holders of the Series B Preferred Stock shall not have any voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.
Section 11.4.2     Series B Preferred Stock Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, and shall not permit any subsidiary to, do any of the following without (in addition to any other vote required by law or the Charter) the written consent or affirmative vote of the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:
(a)    create, or authorize the creation of, or issue, grant or obligate itself to issue or grant, by reclassification or otherwise, shares of any class or series of capital stock senior to the Series B Preferred Stock, or increase the authorized number of shares of Series B Preferred Stock, regardless of whether any such creation, authorization, issuance or increase shall be by means of a resolution of the Board of Directors, Articles Supplementary, Articles of Amendment to the Charter, merger, consolidation, reclassification or otherwise;
(b)    amend, alter or repeal any provision of the Charter which would impair, circumvent or adversely affect the rights, preferences or privileges of the Series B Preferred Stock; or
(c)    amend the provisions of this Section 11.4.

Section 11.4.3     Votes Per Share of Series B Preferred Stock. For purposes of the foregoing provisions and all other voting rights under this Article XI, each share of Series B Preferred Stock shall have one vote per share.
Section 11.4.4     No Vote on Redemption. Nothing contained in this Section 11.4 shall require a vote of the holders of the Series B Preferred Stock in connection with the redemption, purchase or other acquisition by the Corporation of shares of stock of the Corporation not in violation of this Article XI.
Section 11.5    Conversion. Holders of Series B Preferred Stock shall not have the right to convert all or any portion of such shares into Common Shares or any other class or series of Preferred Stock.
Section 11.6    Redemption.
Section 11.6.1     Redemption. The Corporation shall have the right to redeem, from time to time, on one or more dates fixed by the Corporation (each, a “Series B Redemption Date”), and out of funds legally available therefor, all or any portion of the shares of Series B Preferred Stock at a price equal to the Series B Issue Price per share, plus all Series B Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series B Redemption Price”). In the event that less than all outstanding shares of Series B Preferred Stock are to be redeemed, such shares shall be redeemed from all holders of Series B Preferred Stock on a pro rata basis.
Section 11.6.2     Redemption Notice. Written notice of the redemption (the “Series B Redemption Notice”) shall be sent to each holder of record of Series B Preferred Stock not less than 10 nor more than 30 days prior to the Series B Redemption Date. The Series B Redemption Notice shall state:
(a)    the number of shares of Series B Preferred Stock held by the holder that the Corporation shall redeem on the Series B Redemption Date specified in the Series B Redemption Notice; and
(b)    the Series B Redemption Date and the Series B Redemption Price.
Section 11.6.3     Payment. On the Series B Redemption Date, the Series B Redemption Price for such shares shall be payable to the order of the person whose name appears as the holder of such shares in the stock records of the Corporation. In the event less than all of the shares of Series B Preferred Stock held by a holder are redeemed, the Corporation shall enter into its stock records that such holder holds the number of unredeemed shares of Series B Preferred Stock.
Section 11.6.4     Rights Subsequent to Redemption. If the Series B Redemption Notice shall have been duly given, and if on the Series B Redemption Date the Series B Redemption Price payable upon redemption of the shares of Series B Preferred Stock to be redeemed on such Series B Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then dividends with respect to such shares of Series B Preferred Stock shall cease to accrue after the Series B Redemption Date and all rights with respect to such shares shall forthwith after the Series B Redemption Date terminate, except only the right of the holders to receive the Series B Redemption Price.
Section 11.7    Redeemed or Otherwise Reacquired Shares. All shares of Series B Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued Preferred Shares, without designation as to class or series, and subject to applicable limitations set forth in the Charter may thereafter be reissued as shares of any series of Preferred Shares; provided that no reacquired shares of Series B Preferred Stock shall be reissued as Series B Preferred Stock so long as any shares of Series B Preferred Stock remain issued and outstanding.
Section 11.8    No Impairment. The Corporation shall not, by amendment of its Charter (by merger, consolidation or otherwise) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or otherwise, or by agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Corporation under its Charter, but shall at all times in good faith assist in the carrying out of all the provisions set forth in its Charter and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the shares of Series B Preferred Stock against impairment. Without limitation of the foregoing, the Corporation shall take such action as shall be necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the shares of Series B Preferred Stock under the circumstances contemplated herein. Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation under the Charter with respect to the shares of Series B Preferred Stock.
Section 11.9    Waiver. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least sixty percent (60%) of the shares of Series B Preferred Stock then outstanding.
Section 11.10 Notices. Any notice required or permitted herein to be given to a holder of shares of Series B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the MGCL, and shall be deemed sent upon such mailing or electronic transmission.
THIRD: The amendment to and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.
SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VII of the foregoing amendment and restatement of the charter.
SEVENTH:    The undersigned acknowledges these Sixth Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signatures on following page.]

IN WITNESS WHEREOF, the Corporation has caused these Sixth Articles of Amendment and Restatement to be signed in its name and on its behalf by its Executive Vice President and attested to by its Senior Vice President and Assistant Secretary on this 9th day of August, 2013.

ATTEST:		WELLS TIMBERLAND REIT, INC.
By:	/s/ Brian M. Davis	By:	/s/ Douglas P. Williams (SEAL)
Name:	Brian M. Davis	Name:	Douglas P. Williams
	Senior Vice President and Assistant Secretary		Executive Vice President